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                                                                       Exhibit 9

                     [LETTERHEAD OF SARA LEE CORPORATION]



                           Personal and Confidential
                           -------------------------


                                                   May 29, 2001


The Earthgrains Company
8400 Maryland Drive
St. Louis, Missouri 63105
Attn: Joseph M. Noelker
      Vice President, General Counsel and
      Corporate Secretary

                           Confidentiality Agreement
                           -------------------------

Dear Mr. Noelker:

     This agreement is in regard to discussions concerning possible negotiated business arrangements in our mutual interest. In connection therewith we may receive certain written or oral information concerning The Earthgrains Company (the "Company") and its subsidiaries from officers, directors, employees, agents or advisors of the Company. All such information furnished to us, our officers, directors, employees, agents or representatives (collectively, "Representatives") and all analyses, compilations, computer disks, forecasts, studies or other documents prepared by us or our Representatives based on any such information are hereinafter referred to as "Information." We recognize and acknowledge the competitive value of the Information and the damage that could result to the Company if any Information were used or disclosed other than as authorized in this agreement. In addition, we recognize and acknowledge that the Information will remain the property of the Company and that disclosure will not confer on us or our Representatives any rights with respect to the Information. In consideration of your entering into such discussions, we agree that:

     The Information will be used solely for the purpose of exploring possible negotiated business arrangements between us and not for any other business or competitive purpose. The Information will be kept confidential by us and, without your prior written consent, neither we nor our Representatives will disclose to any person the fact that the Information has been made available to us or that discussions
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between the parties concerning possible business arrangements are taking place
(in each case, except as required by law and then only after compliance with the next paragraph hereof).

     If we or any of our Representatives are required by law to disclose any of the Information, or if we or any of our Representatives are required to disclose the fact that the Information has been made available or that discussions between the parties are taking place, we will notify you promptly so that you may seek a protective order or other appropriate remedy. If no such protective order or other remedy is obtained, or if you waive compliance with the applicable terms of this agreement, we will furnish only that portion of the Information which we are advised by counsel is legally required to be disclosed and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Information.

     If we do not proceed with any business arrangement, or upon your request,
(i) all Information furnished by you will be promptly returned to you and (ii) all other Information and all other documents or data containing or reflecting such Information will be destroyed with such destruction certified by an officer in writing, in either case, without retaining a copy thereof (whatever the form or storage medium); provided, that all Information will remain subject to the terms of this agreement. We acknowledge that our obligation to keep confidential the Information disclosed to us by the Company under the terms of this agreement shall survive the expiration of the agreement. This obligation does not apply to such portions of the Information which (i) are or become generally available to the public (other than as a result of a disclosure by us or our Representatives), (ii) are or become available to us on a nonconfidential basis from a source other than you or one of your Representatives (provided that such source is not, to our knowledge, bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company in respect to such Information) or (iii) have been independently acquired or developed without violating any of the obligations under this letter agreement.

     We agree that, for a period of two years after the date hereof, without your prior written consent, we will not, and will cause each of our affiliates (as such term is defined under the Securities Exchange Act of 1934) not to, singly or as part of a group, directly or indirectly; (i) acquire any equity securities of the Company or any rights to acquire any such equity securities;
(ii) participate in any solicitation of

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proxies or become a participant in any election contest with respect to the
Company; (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company; (iv) otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of the Company, or (v) make any public disclosure, or take any action which would require the Company to make any disclosure, with respect to any of the matters set forth in this agreement. We also agree that, for a period of two years after the date hereof, unless specifically invited by you, we will not and will cause each of our affiliates not to make any public announcement with respect to (i) any form of business combination transaction involving the Company, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, (iii) any request to amend, waive or terminate the provisions of this letter agreement or
(iv) any proposal or other statement inconsistent with the terms of this letter agreement.

     For a period of two years from the date hereof, we will not, without your prior written consent, hire for employment, or seek to hire for employment, any of your officers or any other person now employed by you or any of your subsidiaries with whom we have direct contact as a result of these discussions.

     We acknowledge that, in the event of any breach of this agreement by us, you may be irreparably and immediately harmed and may not be made whole by monetary damages. It is accordingly agreed that, in addition to any other remedy to which you may be entitled, you shall be entitled to an injunction to prevent breaches of, and to compel specific performance of, this agreement.

     Any proceeding relating to this agreement shall be brought only in a federal or state court of Delaware. Each of the parties hereto hereby consents to personal jurisdiction in any such action and to service of process by mail, and waives any objection to venue in any such court. This agreement shall be governed by the internal laws of the State of Delaware.

     This agreement contains the entire agreement between us concerning the subject matter hereof and shall be binding on our respective successors and assigns.

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No modification of this agreement or waiver of any provision hereof will be binding unless approved in writing by each of us.

     This agreement will terminate two years after the date hereof.

     Please sign and return one copy of this letter which thereupon will constitute a legally binding agreement with respect to the subject matter hereof.

                                  Sincerely,

                                  SARA LEE CORPORATION


                                  By: /s/ Roderick A. Palmore
                                     --------------------------------
                                     Name:  Roderick A. Palmore
                                     Title: Senior Vice President, General
                                            Counsel and Secretary

ACCEPTED AND AGREED TO:

THE EARTHGRAINS COMPANY


By: /s/ Joseph M. Noelker
   -------------------------
   Name:  Joseph M. Noelker
   Title: Vice President, General Counsel &
          Corporate Secretary

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